Exhibit 99.2

14375 NW Science Park Drive

Portland, OR 97229

July 25, 2013

CFO Commentary on Second Quarter 2013 Financial Results and 2013 Outlook

Financial Information

Please reference accompanying financial information in the corresponding earnings release at http://investor.columbia.com/results.cfm

Conference Call

The company will host a conference call on Thursday, July 25, 2013 at 5:00 p.m. EDT to review its second quarter results and 2013 financial outlook. To participate, please dial (877) 407-9205 in the U.S. The call will be webcast live on the Investor Relations section of the company’s website http://investor.columbia.com where it will remain available until July 25, 2014.

Summary

Net sales decreased 3 percent to $280.5 million compared with net sales of $290.4 million for the second quarter of 2012. Gross margin expanded approximately 230 basis points, while selling, general & administrative (SG&A) expenses declined $1.3 million, or 1 percent (including second quarter 2013 restructuring charges of approximately $2.3 million, pre-tax). Second quarter 2013 operating loss improved $0.7 million, or 7 percent, to $10.0 million, compared with an operating loss of $10.7 million in last year’s second quarter. Second quarter 2013 net loss (after subtracting a net loss of $0.3 million attributable to the China joint venture minority interest) improved by $0.8 million, or 10 percent, to $7.1 million, or $(0.21) per diluted share, including restructuring charges of approximately $1.7 million, or $0.05 per diluted share, net of tax, compared to a net loss of $7.9 million, or $(0.23) per diluted share, for the second quarter of 2012.

The second quarter is the company’s smallest revenue quarter, historically accounting for approximately 15 percent of annual net sales. As a result, year-over-year regional, category and brand net sales comparisons often produce large percentage variances due to the small base of comparison, while changes in the timing of shipments, coupled with the company’s fixed cost structure, can have an amplified effect on operating results.

We refined our FY2013 outlook to anticipate a net sales decline of up to 2.5 percent in 2013 compared to 2012, including an approximate 2 percentage point negative effect of anticipated changes in foreign currency exchange rates. We now anticipate 2013 operating margin of approximately 6.8 percent, including pre-tax restructuring charges of approximately $4.8 million, and the effects of pre-operating costs of approximately $3.5 million and income deferral of approximately $6.2 million related to the anticipated January 1, 2014 transition to a joint venture with our current independent distributor in China. Excluding the effect of those items, full year 2013 operating margin is expected to be approximately 7.6 percent. The Full Year 2013 Outlook section beginning on page 5 below contains a more detailed discussion of the factors contributing to this outlook.

Second Quarter Financial Results

All comparisons are between second quarter 2013 and second quarter 2012, unless otherwise noted.

Net Sales:

Cool, wet spring weather in North America and key European markets delayed consumer demand for sportswear and warm-weather footwear during the early portion of the quarter. In addition, a timing shift from the second quarter into the third quarter of shipments of independent distributors’ Fall 2013 advance orders in our Europe, Middle East, Africa (EMEA) region, coupled with reduced advance Fall season orders from independent distributors in our Latin America, Asia Pacific (LAAP) region, resulted in a 3 percent decline in second quarter net sales. The timing shift related to EMEA distributor shipments is expected to reverse in the third quarter. Changes in foreign currency exchange rates negatively affected consolidated second quarter sales comparisons by approximately one percent.

Regions: Growth in two of four regions

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U.S. net sales grew $7.7 million, or 6 percent, to $139.8 million, driven by increased direct-to-consumer net sales, partially offset by lower U.S. wholesale net sales. The company operated 65 U.S. retail stores during the second quarter of 2013 compared with 55 during the same period in 2012.

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Net sales in the LAAP region decreased $2.9 million, or 3 percent, to $81.2 million, including a 5 percentage point negative effect from changes in currency exchange rates. Lower net sales to LAAP distributors reflected lower Fall 2013 advance orders compared to Fall 2012. Net sales increased in Korea, reflecting an increased retail store base and favorable changes in currency exchange rates. Net sales in Japan decreased due to unfavorable changes in currency exchange rates which more than offset an increase in net sales in local currency.

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Net sales in the EMEA region decreased $16.9 million, or 24 percent, to $53.1 million, including a neutral effect from changes in currency exchange rates. Net sales to EMEA distributors decreased, primarily due to a timing shift from the second quarter into the third quarter of shipments of increased Fall 2013 advance orders. This decrease was partially offset by a slight net sales increase in EMEA direct markets.

•	Net sales in Canada increased $2.2 million, or 52 percent, to $6.4 million, including a 6 percentage point negative effect from changes in currency exchange rates.

Product Categories: Declines in both categories

•	Global Apparel, Accessories & Equipment net sales decreased $5.2 million, or 2 percent, with declines in both the Columbia and Mountain Hardwear brands.

•	Global Footwear net sales decreased $4.7 million, or 9 percent, consisting primarily of lower sales of Columbia brand footwear.

Brands: Small declines in two of four brands

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Columbia brand net sales decreased $8.2 million, or 3 percent, to $252.5 million, primarily attributable to a timing shift in EMEA distributors’ Fall 2013 advance orders, partially offset by increased net sales in the U.S.

•	Mountain Hardwear brand net sales declined $1.2 million, or 5 percent, to $22.5 million, with decreases in the U.S., LAAP region and Canada, partially offset by increased net sales in the EMEA region.

•	In what is historically a low volume quarter for the Sorel brand, net sales remained essentially unchanged at $2.9 million.

Gross Margin: 230 basis point improvement driven by favorable channel mix and better margins on full-price sales

Second quarter 2013 gross margins were 42.9 percent, a 230 basis point increase, driven by:

•	a higher proportion of direct-to-consumer sales, which generate higher gross margins,

•	a lower proportion of sales to international distributors, which carry lower gross margins, and

•	increased margins on full-price sales of Spring 2013 products,

partially offset by:

•	a higher proportion of close-out product sales.

Selling, General and Administrative (SG&A) Expense:

Second quarter 2013 SG&A expense decreased $1.3 million, or 1 percent, to $131.9 million, including restructuring charges of $2.3 million in this year’s second quarter. Excluding restructuring charges, SG&A expense decreased $3.6 million, or 3 percent.

SG&A expense represented 47.0 percent of net sales, compared to 45.9 percent in last year’s second quarter. Key variances within the SG&A expense comparison were:

•	Lower current period expenses associated with the company’s ongoing global ERP implementation, due to a higher capitalization rate of project expenditures,

•	favorable foreign currency translation effect, and

•	lower personnel and related expenses in our European business,

partially offset by:

•	expanded direct-to-consumer operations globally, and

•	restructuring charges related to our European business.

Operating Loss: 7 percent improvement driven by higher gross margin and reduced SG&A expense

Operating loss improved 7 percent to $10.0 million, compared to an operating loss of $10.7 million in the second quarter of 2012, driven primarily by a 230 basis point expansion of gross margin, partially offset by 110 basis points of SG&A deleverage.

Income Tax Benefit

The effective tax rate for the quarter was 28.5 percent, compared to a 25.2 percent rate in second quarter 2012. The increase in our effective tax rate resulted primarily from discrete expenses that were recognized in the second quarter of 2012 that did not recur in 2013.

Net Loss: 10 percent improvement

Net loss attributable to Columbia Sportswear Company improved 10 percent to $7.1 million, or $(0.21) per diluted share, compared with net loss of $7.9 million, or $(0.23) per diluted share, in second quarter 2012.

Balance Sheet: Strong cash position, inventory down 19 percent on 19 percent fewer units, receivables down 11 percent

The balance sheet remains strong with cash and short-term investments totaling $430.6 million compared to $228.5 million at the same time last year. At June 30, 2013, approximately 43 percent of cash and short-term investments were held in foreign jurisdictions where a repatriation of those funds to the United States would likely result in a significant tax cost to the company.

Consolidated accounts receivable at June 30, 2013 decreased $22.3 million, or 11 percent, to $180.9 million. Consolidated DSO decreased 5 days, reflecting the timing shift of shipments to international distributors and improved aging of receivables in our Europe direct business.

Consolidated inventories at June 30, 2013 totaled $423.8 million, a decrease of $99.3 million, or 19 percent, on approximately 19 percent fewer units compared to the same time last year. This decrease reflects planned later receipt of inventory to be more aligned with planned timing of shipments of customers’ Fall 2013 advance orders, combined with reduced Fall 2013 production orders in response to lower Fall 2013 advance wholesale orders compared to Fall 2012, and lower end-of-season Spring inventory. We expect inventory levels to remain below last year’s comparable levels over the remaining quarters of 2013. Our December 31, 2013 consolidated inventory is expected to include approximately $25 million of incremental inventory purchased by and transferred to our China joint venture ahead of its planned January 1, 2014 commencement. Actual year-end inventory levels will ultimately depend on sell-through of Fall season products and timing of Spring 2014 inventory receipts.

Year-to-Date 2013 Cash Flow

Net cash provided by operations for the six months ended June 30, 2013 was $135.7 million, compared to $18.7 million in the first half of 2012. The increase reflected lower inventory levels and increased net income during the period.

Capital expenditures through the first half of 2013 totaled $35.4 million, compared to $23.4 million in the first half of 2012.

The company paid quarterly cash dividends of $15.1 million during the first half of 2013 and made no repurchases of common stock. Approximately $58.6 million remains available under the current repurchase authorization.

Transition to China Joint Venture

As we have discussed, our previously announced joint venture in mainland China with Swire Resources, Inc. is expected to commence operations effective January 1, 2014, subject to regulatory approval in the People’s Republic of China and other conditions customary in transactions of this size and type. During 2013, our financial results will be affected as we transition from our current third-party distributor relationship with Swire as follows:

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We expect to incur organizational and other pre-operating SG&A expenses totaling approximately $3.5 million during 2013, of which approximately $1.3 million has been expensed during the first half of 2013. The additional anticipated pre-operating costs will be accounted for similarly as they are incurred during the remainder of 2013. These costs include personnel, professional fees and selling-related expenses.

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On or about December 31, 2013, Swire’s remaining inventory of Fall 2013 and prior seasons will be transferred to the joint venture. We will defer the profits related to this inventory and recognize those profits as the inventory is sold by the joint venture in future periods to wholesale customers and consumers. In the first half of 2013, we deferred gross margin and licensing income of approximately $0.9 million related to Spring 2013 and prior inventory that we estimate will be transferred to the joint venture at December 31, 2013. In the third and fourth quarters of 2013, we will defer profit from shipments of Fall 2013 inventory that occur during those periods and that we estimate will be transferred to the joint venture at December 31, 2013.

•	Similarly, our shipments of Spring 2014 inventory for the China market, anticipated to begin in the fourth quarter of 2013, will be sold directly to the joint venture entity. The related sales,

gross margin, and licensing income, which we would have recognized in the fourth quarter of 2013 under the distributor model, will be deferred as part of our financial consolidation and recognized in future periods as the joint venture sells that inventory to wholesale customers and consumers.

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The combination of these profit deferrals is currently estimated to total approximately $6.2 million in 2013 (including approximately $3.9 million in deferred licensing income), the majority of which is expected to be recognized by the joint venture and incorporated in our consolidated financial results in 2014 as the inventory is sold to customers and consumers. Please note that the actual amount of profit deferred into future periods will depend on the volume of Spring 2014 inventory purchased by the joint venture in the fourth quarter of 2013 and the actual remaining balance of prior season inventory transferred to the joint venture at December 31, 2013.

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Initial capital totaling $20 million was contributed by the joint venture shareholders in the second quarter of 2013 in proportion to their respective ownership interests. Additional capital will be provided in the second half of 2013 in the form of proportionate shareholder loans totaling up to $40 million. Columbia’s capital contributions will be funded with cash that is domiciled outside the U.S. These capital contributions represent the initial working capital necessary to fund the joint venture’s operations and will be included in our consolidated financial statements in the periods during which they occur.

Full Year 2013 Outlook

All projections related to anticipated future results are forward-looking in nature and may change, perhaps significantly. Our annual net sales are weighted more heavily toward the Fall/Winter season, while operating expenses are more equally distributed throughout the year, resulting in a highly seasonal sales and profitability pattern weighted toward the second half of the fiscal year.

Fall season advance wholesale orders typically drive a significant portion of our annual sales and, as such, are one of several significant factors we use to formulate our full year outlook. Following two consecutive mild North American winters, U.S. wholesale customers were cautious in placing advance orders for Fall 2013 cold-weather products. As evidenced by each of the last two years, our projected full year sales may be materially impacted by unfavorable weather patterns and other factors which affect consumer demand and lead to higher-than anticipated order cancellations and lower reorders by our wholesale customers and/or lower-than-projected sales through our direct-to-consumer channels, particularly during the fourth quarter.

The company intends to continue managing discretionary costs diligently with the goal of limiting the growth of SG&A expense as a percentage of net sales, while we remain focused on driving growth by providing innovative products at accessible prices, transforming our supply chain, managing inventory, and nurturing stronger emotional connections with consumers through compelling marketing communications.

Our current fiscal year 2013 outlook assumes:

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a net sales decline of up to 2.5 percent compared to 2012, including a decline in North America wholesale net sales resulting from cautious Fall 2013 advance orders following mild winter weather in 2012 and declines in Europe primarily due to continued product assortment and macro-economic challenges that have hampered our ongoing efforts to revitalize our brands in key European markets. We also expect net sales to decline in the LAAP region following two years of rapid growth, driven by a decline in Japan resulting primarily from a significantly weaker yen, the effects of transitioning to a joint venture in China, import restrictions and currency constraints in key South American distributor markets, and the transition to a new distributor in Australia. These declines are expected to be partially offset by expansion of the company’s global direct-to-consumer business;

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gross margin expansion of approximately 10 basis points compared with 2012, reflecting a higher proportion of direct-to-consumer sales and less promotional activity, partially offset by the effect of deferring approximately $2.3 million of gross profit into 2014 as a result of the transition to a joint venture in China, and unfavorable foreign currency hedge rates;

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SG&A expenses approximately 1.5 percent higher than 2012, resulting in SG&A expense deleverage of approximately 140 basis points. The slight increase in projected SG&A expense includes pre-tax restructuring charges of approximately $4.8 million, primarily related to employee termination and lease exit costs in our European operation, and $3.5 million in pre-operating expenses related to the China joint venture. The drivers of increased SG&A expense include expansion of our direct-to-consumer platform, compensation and benefit increases, and continued investment in information technology and ERP implementation, partially offset by favorable foreign currency exchange translation and reduced expenses from our EMEA direct business.

•	licensing income comparable to 2012, including the effect of deferring approximately $3.9 million of licensing income into 2014 in conjunction with the transition to the China joint venture;

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the year-over-year differences in currency exchange rates, particularly the Japanese yen, are anticipated to negatively impact net sales and operating income by approximately 2 percent and 3 percent, respectively;

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a full year tax rate of approximately 26 percent; however, the actual rate could differ, perhaps significantly, based on the status of tax uncertainties, the geographic mix of pre-tax income, as well as other discrete events that may occur during the year;

•	2013 capital expenditures of approximately $65 million, comprising information technology, project-based and maintenance capital, and direct-to-consumer expansion.

The combination of the above assumptions leads us to anticipate 2013 operating margin of approximately 6.8 percent. Full year 2013 operating margins are expected to be approximately 7.6 percent if the following items are excluded: anticipated restructuring charges of approximately $4.8 million, the effects of pre-operating costs of approximately $3.5 million and income deferral of approximately $6.2 million related to transitioning to the China joint venture. We continue to evaluate all areas of our business in order to streamline and improve operating results.

Third Quarter 2013 Outlook

We expect third quarter 2013 net sales to decline up to 6.5 percent compared with third quarter 2012, driven by lower wholesale sales in the U.S. and Europe, due primarily to a slight shift in customers’ requested delivery dates and lower advance orders, and lower sales to LAAP distributors, due primarily to import restrictions and currency constraints in key South American distributor markets and the transition to a new distributor in Australia. These declines are expected to be partially offset by a timing shift of shipments of EMEA distributors’ Fall 2013 advance orders, and increased direct-to-consumer sales in North America.

We expect third quarter 2013 operating margin to contract by approximately 310 to 320 basis points compared to third quarter 2012, including a total of approximately $1.6 million of impact from pre-operating costs and deferral of gross profit and licensing income related to transitioning to the China joint venture. Excluding those items related to the joint venture, we expect third quarter 2013 operating margin to contract by approximately 280 to 290 basis points.

Our third quarter operating margin outlook anticipates approximately 100 basis points of gross margin contraction and 300 basis points of SG&A expense deleverage, partially offset by higher licensing income.

The expected contraction in third quarter gross margin anticipates unfavorable foreign currency hedge rates and channel mix, in particular, a higher proportion of close-out product sales and sales to independent distributors, both of which carry lower gross margins, in relation to wholesale and direct-to-consumer sales which carry higher gross margins. The anticipated increase in third quarter licensing income reflects an expected timing shift of delivery of Fall 2013 advance orders to our independent distributor in China, partially offset by the deferral noted above.

The anticipated SG&A expense deleverage primarily reflects lower sales and an approximate 3 percent increase in SG&A expense, including growth in our global retail platform, the effect of 2013 compensation and benefit increases, increased expenses related to our ongoing global ERP implementation, and China joint venture pre-operating costs, partially offset by favorable foreign currency translation and decreased restructuring charges.

The company is modeling an effective income tax rate for the third quarter of 28 percent; however, the actual rate could differ, perhaps significantly, based on the status of tax uncertainties, the geographic mix of pre-tax income, as well as other discrete events that may occur during the year.

Dividends

At its regular board meeting on July 19, 2013, the board of directors authorized a quarterly dividend of $0.22 per share, payable on August 29, 2013 to shareholders of record on August 15, 2013.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated results, net sales, gross margins, operating costs, operating margins, SG&A and other expenses, effects of changes in foreign currency exchange rates, licensing income, product innovations, joint venture results, tax rates, and cost containment measures in future periods. Actual results could differ materially from those projected in these and other forward-looking statements. The company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this document, those described in the company’s Annual Report on Form 10-K for the year ended December 31, 2012 under the heading “Risk Factors,” and other risks and uncertainties that have been or may be described from time to time in other reports filed by the company, including reports on Form 8-K, Form 10-Q and Form 10-K. Potential risks and uncertainties that may affect our future revenues, earnings and performance and could cause the actual results of operations or financial condition of the company to differ materially from those expressed or implied by forward-looking statements in this document include: unfavorable economic conditions generally and weakness in consumer confidence and spending rates; our ability to effectively and timely implement our IT infrastructure, data management and business process initiatives, failure of which could result in material unanticipated expenses and/or disruptions to our business; the operations of our computer systems and third party computer systems; changes in international, federal and/or state tax policies and rates, which we expect to increase; international risks, including changes in import limitations and tariffs or other duties, political instability in foreign markets, exchange rate fluctuations, and trade disruptions; our ability to attract and retain key employees; the financial health of our customers and their continued ability to access credit markets to fund their ongoing operations; higher than expected rates of order cancellations; increased consolidation of our retail customers; our ability to effectively source and deliver our products to customers in a timely manner, the failure of which could lead to increased costs and/or order cancellations; unforeseen increases and volatility in input costs, such as cotton and/or oil; our reliance on product acceptance by consumers; our reliance on product innovations, which may involve greater regulatory and manufacturing complexity and could pose greater risks of quality issues or supply disruptions; the effects of unseasonable weather (including, for example, warm weather in the winter and cold weather in the spring), which affects consumer demand for the company’s products; our dependence on independent manufacturers and suppliers; our ability to source finished products and components at competitive prices from independent manufacturers in foreign countries that may experience unexpected periods of inflation, labor and materials shortages or other manufacturing disruptions; the effectiveness of our sales and marketing efforts; intense competition in the industry; business disruptions and acts of terrorism or military activities around the globe; and our ability to establish and protect our intellectual property. The company cautions that forward-looking statements are inherently less reliable than historical information. The company does not undertake any duty to update any of the forward-looking statements after the date of this document to conform them to actual results or to reflect changes in events, circumstances or its expectations. New factors emerge from time to time and it is not possible for the company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.